Exhibit 99

Cardinal Bankshares Corporation Announces Semi-Annual Cash Dividend

Floyd, VA, June 8, 2011 – the Board of Directors of Cardinal Bankshares Corporation, parent company of Bank of Floyd, today declared a regular semi-annual cash dividend of $.08 per share. The cash dividend is payable June 30, 2011 to shareholders of record as of the close of business on June 17, 2011. The June 2011 cash dividend of $0.08 per share is the same as the June 2010 cash dividend.

Leon Moore, Chairman of the Board, stated: “The Board of Directors is pleased to again extend our semi-annual cash dividend to our shareholders. Cardinal Bankshares and Bank of Floyd continue to be well capitalized and maintain strong liquidity in times of continued economic stress.”

Moore added, “Our bank continues to search for loan opportunities and for opportunity to expand and grow. Cardinal Bankshares and Bank of Floyd still put a strong emphasis on maintaining an independent community bank. Growth in the communities we serve is of extreme importance to our organization.”

Cardinal Bankshares Corporation is a bank holding company headquartered in Floyd, Virginia, and is the parent company for Bank of Floyd. Bank of Floyd is a community bank, headquartered in Floyd, Virginia. Bank of Floyd operates seven locations in Floyd, Hillsville, Roanoke, Salem, Christiansburg, Fairlawn and Willis, Virginia. Bank of Floyd is the parent company of FBC, Inc. offering insurance services through Bankers Insurance and Virginia Title Center.

Cardinal Bankshares Corporation stock is traded over the Bulletin Board under the stock symbol CDBK.OB.